CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated April 13, 2012, except for the effects of adopting IFRS 11 – Joint Arrangements as discussed in Note 2.2.1 to the consolidated financial statements as to which the date is March 20, 2014, relating to the financial statements, which appears in Embraer S.A.'s Annual Report on Form 20-F for the year ended December 31, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers

Auditores Independentes
Campinas – Brazil

June 24, 2014